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                                                     EXHIBIT 20.1



                      PRESIDIO OIL COMPANY

                            ANNOUNCES


     The Interest Rate on Presidio Oil Company's Senior Subordinated Gas Indexed Notes due 1999 (the "GINs") and the Senior Gas Indexed Notes due 2002 (the "Senior GINs") will be 13.600% for the period August 15, 1996 to November 14, 1996. The Gas Index Price for the determination period (the Natural Gas Clearinghouse, Inc. average spot gas price for the 12 months ending June 1996) was $1.89. Since this price exceeded the Base Price of Gas (defined as $1.75 in the Note Indentures) an Additional Interest Rate of 0.300% (.025% for every $.01 the Gas Index Price exceeds the Base Price of Gas) will be added to the base rate of 13.25% for this interest period only. Due to its financial condition, the Company has not paid interest on its Senior GINs for any period subsequent to February 14, 1995 and does not anticipate doing so until it has alleviated its financial difficulties as discussed in its March 31, 1996 10-Q filed with the Securities and Exchange Commission.
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